     Exhibit 99.1
PRESS RELEASE
For Immediate Release

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa.com/rfink@kcsa.com
ORMAT TECHNOLOGIES, INC. ISSUES $88 MILLION
AGGREGATE PRINCIPAL AMOUNT OF ADDITIONAL SENIOR UNSECURED BONDS IN REGULATION S OFFERING
Reno, Nevada, February 2, 2011 — Ormat Technologies, Inc. (NYSE: ORA) is pleased to announce that it entered into an Addendum to the Deed of Trust dated August 3, 2010, governing the issuance of, and accepted subscriptions for, an additional $88 million in aggregate principal amount of senior unsecured bonds (the “Additional Bonds”) of the same series of bonds issued by the Company in August 2010. The Company is issuing the Additional Bonds outside the United States to investors who are not “U.S. persons” in an unregistered offering pursuant to, and subject to the requirements of, Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).
The Additional Bonds were issued at a premium which reflects an effective fixed interest of 6.75% per annum. All other terms and conditions of the Additional Bonds are identical to the bonds issued in August 2010. The Company intends to use the proceeds of the Additional Bonds for general corporate purposes, which may include the repayment of existing indebtedness and the acquisition, directly or indirectly, of additional energy assets, including by way of construction, enhancement and expansion of its existing projects.
The Additional Bonds have not been registered under the Securities Act and may not be offered or sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements. Transfers of the Additional Bonds are subject to restrictions under Regulation S.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Additional Bonds, nor shall there be any sales of Additional Bonds in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua — Momotombo.
Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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